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                                                                   EXHIBIT 23.6


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement No. 333-67275 of Western Bancorp on Form S-4/A of our report, dated January 24, 1997 (March 17, 1997 as to Notes 7 and 13), on the consolidated balance sheet of California Commercial Bankshares and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 1996, appearing in and incorporated by reference in the Annual Report on Form 10-K of Western Bancorp for the year ended December 31, 1997, incorporated by reference in the Proxy Statement-Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Proxy Statement-Prospectus.

/s/ DELOITTE & TOUCHE LLP


November 27, 1998
Los Angeles, California